Exhibit 99.1

FCB Financial Holdings, Inc. Reports Record Second Quarter 2018 Financial Results

Weston, Fla. – FCB Financial Holdings, Inc. (NYSE:FCB) (the “Company” or “FCB”) today announced a merger with Synovus Financial Corp. (“Synovus”).  The details of the merger are contained within a joint press release issued by the two companies today.  The Company reported second quarter 2018 net income of $42.7 million, or $0.87 per share on a fully diluted basis, and adjusted net income of $46.0 million, or $0.94 per share on a fully diluted basis. Net income rose 22% year-over-year and pre-tax income increased by 30% to $56.3 million. Adjusted net income rose 41% year-over-year and adjusted net income per diluted share rose 33%. This resulted in a ROA of 146 basis points and an adjusted ROA of 157 basis points.

•	Fully tax equivalent net revenue of $99.7 million;
•	Reported and Adjusted EPS of $0.87 and $0.94 per share, respectively, on a fully diluted basis;
•	Net Interest Margin and Adjusted Net Interest Margin expanded by 7 and 5 basis points during the quarter to 3.25% and 3.19%, respectively;
•	New loan portfolio grew sequentially at an annualized rate of 13% when excluding the impact of syndication paydowns;
•	New loan fundings of $483.1 million during the quarter;
•	Demand deposits grew by $174.5 million, or 25% annualized, during the quarter;
•	Reported and Adjusted Efficiency ratio of 41.1% and 38.0%, respectively;
•	Reported and Adjusted ROA of 146 and 157 basis points, respectively; and
•	Tangible book value per share was $25.44.

The Company views certain non-operating items, including, but not limited to, merger related and restructuring charges, gain/(loss) on investment securities and their corresponding tax effect, as adjustments to net income.  Non-operating adjustments for the second quarter of 2018 primarily relate to merger related expenses associated with the acquisition of Floridian Community Holdings, Inc. (“Floridian Community”) that was completed on March 1, 2018.   Non-operating adjustments include $2 million of severance and salary related expense, $436 thousand occupancy expense primarily related to cease use expense, and $219 thousand of professional services, data processing and other operating expense, as well as $116 thousand gain on investment securities.  Additionally, the Company expects its 2018 annual GAAP tax rate to be between 20-23%.

The reconciliation of non-GAAP measures (including adjusted net income, adjusted efficiency ratio, adjusted ROA, tangible book value and tangible book value per share), which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Kent Ellert, Chief Executive Officer and President of FCB Financial Holdings, Inc., commented, “The FCB team is excited to be joining the Synovus family and we look forward to being part of one of the most prominent and successful regional banks in the country. We are enthusiastic by our similar cultures which are community and customer centric. We believe this combination affords us an opportunity to maintain and expand our great client relationships comprising over $11 billion of organic loan production which had led to FCB’s 22 consecutive quarters of record operating results.”

Mr. Ellert added, “The second quarter was another strong quarter for FCB, as we expanded our net interest margin by 5 basis points, fully integrated our Floridian Community acquisition in less than 3 months and continued our organic momentum with over $370 million of organic deposit growth and over $480 million of organic loan fundings.  Our organic growth and customer centric approach continues to differentiate us in the market as Florida’s largest community banking company.”

Loan Portfolio and Composition

During the quarter, the total loan portfolio, gross of the allowance for loan losses, grew by $217.2 million to $8.9 billion as of June 30, 2018, an increase of 2.5% from $8.7 billion as of March 31, 2018, and 23% from $7.3 billion as of June 30, 2017.

The Bank’s new loan portfolio totaled $8.2 billion as of June 30, 2018, an increase of 3% from $8.0 billion as of March 31, 2018 and 19% from $6.9 billion as of June 30, 2017.  Loan growth during the quarter was a result of $483.1 million of organic new loan fundings, consisting of $187.3 million of commercial and industrial, $235.7 million of commercial real estate and $60.1 million of residential and consumer.  Additionally, during the quarter, the Company decreased its syndicated loan portfolio by $12 million with the total syndicated portfolio representing only 3% of total loans.  As of June 30, 2018, new loans made up 92% of the total loan portfolio as compared to 92% and 95% as of March 31, 2018 and June 30, 2017, respectively.

The Bank’s acquired loan portfolio totaled $702.4 million as of June 30, 2018, a decrease of 4% from $728.1 million as of March 31, 2018 and an increase of 100% from $351.0 million as of June 30, 2017.  The increase as compared to 2017 was primarily driven by the acquisition of Floridian Community in March 2018.  As of June 30, 2018, acquired loans made up 8% of our total loan portfolio as compared to 8% and 5% as of March 31, 2018 and June 30, 2017, respectively.

Asset Quality

The provision for loan losses of $1.5 million recorded for the second quarter of 2018 includes a $1.6 million provision for new loans and a recoupment of valuation allowance of $129 thousand for the acquired loan portfolio. The provision for new loans served to increase the related allowance to $47.8 million, or 0.58% of the $8.2 billion in new loans outstanding. The nonperforming new loan ratio as of June 30, 2018 was 0.06%.

Deposits and Borrowings

Deposits totaled $9.9 billion as of June 30, 2018, an increase of 4% from $9.5 billion as of March 31, 2018 and an increase of 28% from $7.7 billion as of June 30, 2017.  During the second quarter of 2018, demand deposits increased by $174.5 million, or 6%, from March 31, 2018 and increased by $775.9 million, or 34%, from June 30, 2017.  Demand deposits represent 31% of total deposits as of June 30, 2018 as compared to 30% and 29% as of March 31, 2018 and June 30, 2017, respectively.  The cost of deposits was 121 basis points for the quarter, representing a 14 basis point increase from the first quarter of 2018 and a 39 basis point increase from the second quarter of 2017.  The primary driver of the increase over the periods is attributable to the Federal Reserve rate hikes in June and December 2017 and March and June 2018.

Net Interest Margin and Net Interest Income

The net interest margin for the second quarter of 2018 was 3.25%, an increase of 7 basis points from the first quarter of 2018 and an increase of 9 basis points from the second quarter of 2017.  The increase from the first quarter of 2018 was due primarily to the 18 basis point increase in yield on interest-earning assets partially offset by the 15 basis point increase in cost of interest-bearing liabilities.

Net interest income totaled $90.8 million in the second quarter of 2018, an increase of 11% from $82.2 million in the first quarter of 2018 and an increase of 26% from $71.9 million in the second quarter of 2017.  Interest income totaled $122.6 million for the second quarter of 2018, an increase of 13% from $108.6 million in the first quarter of 2018 and an increase of 35% from $90.6 million in the second quarter of 2017.  Interest income from new loans increased by $7.3 million, or 9%, from the first quarter of 2018 due to yield expansion and continued growth in the new loan portfolio.  Interest income on acquired loans increased by $4.0 million, or 57%, from the first quarter due to the acquisition of Floridian Community.  Interest expense was $31.7 million for the second quarter of 2018, an increase of 20% from $26.4 million in the first quarter of 2018 and an increase of 70% from $18.7 million in the second quarter of 2017.  The increase from the first quarter of 2018 was a result of a 15 basis point increase on cost of interest-bearing liabilities associated with increased time deposit duration as well as the impact of the March and June 2018 Federal Reserve rate hikes on deposit costs.

Noninterest Income and Noninterest Expense

Noninterest income totaled $8.0 million for the second quarter of 2018 as compared to $7.2 million for the first quarter of 2018 and $8.9 million for the second quarter of 2017.  The primary components of noninterest income for the quarter were loan and other fees, bank-owned life insurance income and other noninterest income of $3.3 million, $1.4 million and $1.6 million, respectively.

Noninterest expense totaled $40.9 million for the second quarter of 2018, an increase of 5% from $39.2 million in the first quarter of 2018 and an increase of 16% from $35.3 million in the second quarter of 2017.  Non-operating adjustments for the second quarter of 2018 primarily relate to merger related expenses associated with the acquisition of Floridian Community that was completed on March 1, 2018.   Non-operating adjustments include $2 million of severance and salary related expense, $436 thousand occupancy expense primarily related to cease use expense, and $219 thousand of professional services, data processing and other operating expense.

Financial Position

Capital ratios continue to be strong and well in excess of regulatory requirements.  Our tangible common equity, Tier 1 leverage, and total risk-based capital ratios were 9.9%, 10.3% and 12.1% for the second quarter of 2018 respectively, compared to 10.0%, 10.7% and 12.2% for the first quarter of 2018, respectively.  Stockholders’ equity totaled $1.34 billion as of June 30, 2018, an increase of 2.5% from $1.30 billion as of March 31, 2018 due to net income of $42.7 million and an increase of $2.7 million of additional paid-in capital partially offset by a decrease in accumulated other comprehensive income of $12.7 million. The Company did not repurchase common stock during the quarter.  Tangible book value per common share is $25.44 as of June 30, 2018.

Conference Call

In light of today’s merger announcement with Synovus, the Company will not be hosting a conference call today to discuss earnings as previously scheduled.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives or assumptions of future events or performance are not historical facts and may be forward-looking. These statements include, but are not limited to, the expected completion date, financial benefits and other effects of the proposed merger of FCB and Floridian Community. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual strategies, actions or results to differ materially from those expressed in them, and are not guarantees of timing, future results or other events or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions or results, based on management’s current expectations, assumptions and estimates on the date hereof, and there can be no assurance that actual strategies, actions or results will not differ materially from expectations, readers are cautioned not to place undue reliance on such statements. Factors that may cause such a difference include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate any definitive merger agreement between Synovus and FCB; the outcome of any legal proceedings that may be instituted against Synovus or FCB; the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Synovus and FCB shareholders on the expected terms and schedule, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the FCB business or fully realizing cost savings and other benefits; the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the proposed transaction might not be realized within the expected timeframes or might be less than projected; the requisite shareholder and regulatory approvals for the proposed transaction might not be obtained; credit and interest rate risks associated with FCB’s and Floridian Community’s respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which FCB and Floridian Community operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks; certain risks and important factors that could affect FCB’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and FCB undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction between Synovus and FCB. In connection with the proposed merger, Synovus will file with the SEC a Registration Statement on Form S-4 that will include the Joint Proxy Statement of Synovus and FCB and a Prospectus of Synovus, as well as other relevant documents regarding the proposed transaction. A definitive Joint Proxy Statement/Prospectus will also be sent to Synovus shareholders and FCB stockholders. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Synovus and FCB, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Synovus at http://investor.synovus.com/Docs or from FCB by accessing FCB’s website at FloridaCommunityBank.com. Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Synovus Investor Relations at Investor Relations, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, P.O. Box 120, Columbus, GA 31901, by calling (888) SYNOVUS, or by sending an e-mail to steveadams@synovus.com or to FCB Investor Relations at Investor Relations, FCB Financial Holdings, Inc., 2500 Weston Road, Suite 300,  Weston, Florida 33331, by calling (305) 668-5420 or by sending an e-mail to IR@fcb1923.com.

Synovus and FCB and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Synovus and FCB in respect of the transaction described in the Joint Proxy Statement/Prospectus. Information regarding Synovus’s directors and executive officers is contained in Synovus’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated March 16, 2018, which are filed with the SEC.  Information regarding FCB’s directors and executive officers is contained in FCB’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated April 4, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Use of Non-GAAP Financial Measures

Adjusted net income, adjusted efficiency ratio, adjusted return-on-assets (“adjusted ROA”), tangible book value and tangible book value per share are each non-GAAP financial measures used in this release.  A reconciliation to what we believe to be the most directly comparable GAAP financial measures - net income in the case of adjusted net income and adjusted ROA, total net interest income, total noninterest income and total noninterest expense in the case of adjusted efficiency ratio, and total shareholders’ equity in the case of tangible book value and tangible book value per share - appears in tabular form at the end of this release. The Company believes each of adjusted net income, adjusted efficiency ratio, and adjusted ROA is useful for both investors and management to understand the effects of certain noninterest items and provides additional perspective on the Company’s performance over time and in comparison to the Company’s competitors. Neither Adjusted net income nor Adjusted ROA should be viewed as a substitute for net income, nor should Adjusted efficiency ratio be viewed as a substitute for total net interest income, total noninterest income and total noninterest expense. The Company believes that tangible book value and tangible book value per share are useful for both investors and management, among other things, as these are measures commonly used by financial institutions, regulators and investors to measure the capital adequacy of financial institutions. The Company believes these measures facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. These measures should not be viewed as a substitute for total stockholders’ equity.

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for financial results and analyses of results reported under GAAP, and should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

About FCB Financial Holdings, Inc.

FCB Financial Holdings, Inc. (NYSE: FCB) is the largest community banking company and the second largest Florida-based independent bank, and among the most highly capitalized banks in the state. Recently, FCB was ranked #8 among Forbes’ “Best Banks in America,” marking the second consecutive year FCB was included among the publication’s top 10 leading U.S. banks. FCB was also awarded a five-star rating from Bauer Financial™, FCB assets are more than $12 billion, with capital ratios that exceed regulatory standards. Since its founding in 2010, FCB has been steadfast in its commitment to delivering personalized service, innovation, and products and services equal to those offered by the national banks. Similarly, FCB recognizes the importance of community, fostering a corporate culture that promotes employee volunteerism at all levels, while supporting community-based programs and partnerships that help promote greater financial independence and improved quality of life for families. FCB serves individuals, businesses and communities across the state with 50 full-service banking centers from east to west, and from Daytona Beach to Miami-Dade. For more information, visit FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements Of Income
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in thousands, except share and per share data)

Interest income:
Interest and fees on loans	$98,749	$87,466	$80,830	$76,465	$71,516
Interest and dividends on investment securities	23,443	20,854	20,479	20,215	18,921
Other interest income	367	237	181	136	136
Total interest income	122,559	108,557	101,490	96,816	90,573
Interest expense:
Interest on deposits	28,448	23,649	19,789	17,134	15,625
Interest on borrowings	3,292	2,725	3,587	3,901	3,061
Total interest expense	31,740	26,374	23,376	21,035	18,686
Net interest income	90,819	82,183	78,114	75,781	71,887
Provision for loan losses	1,505	2,076	2,786	2,871	2,115
Net interest income after provision for loan losses	89,314	80,107	75,328	72,910	69,772
Noninterest income:
Service charges and fees	1,183	1,054	978	941	902
Loan and other fees	3,318	4,900	3,041	2,831	3,048
Bank-owned life insurance income	1,422	1,367	1,397	1,422	1,414
Income from resolution of acquired assets	327	74	425	466	320
Gain (loss) on sales of other real estate owned	8	105	(55)	(143)	(23)
Gain (loss) on investment securities	116	(1,404)	211	690	255
Other noninterest income	1,580	1,127	1,734	2,218	2,957
Total noninterest income	7,954	7,223	7,731	8,425	8,873
Noninterest expense:
Salaries and employee benefits	23,732	21,945	21,987	20,860	21,486
Occupancy and equipment expenses	4,302	3,558	3,447	3,283	3,336
Loan and other real estate related expenses	1,294	1,111	371	837	1,188
Professional services	1,141	2,265	1,690	1,390	1,508
Data processing and network	4,017	3,566	3,113	3,397	3,090
Regulatory assessments and insurance	2,196	2,497	2,280	2,330	2,184
Amortization of intangibles	370	294	255	256	256
Other operating expenses	3,874	3,925	2,976	2,886	2,204
Total noninterest expense	40,926	39,161	36,119	35,239	35,252
Income before income tax expense	56,342	48,169	46,940	46,096	43,393
Income tax expense	13,608	8,070	27,976	13,936	8,312
Net income	$42,734	$40,099	$18,964	$32,160	$35,081

Earnings per share:
Basic	$0.92	$0.89	$0.43	$0.74	$0.82
Diluted	$0.87	$0.84	$0.41	$0.70	$0.76

Weighted average shares outstanding:
Basic	46,660,992	45,239,988	43,797,291	43,333,947	42,659,101
Diluted	48,979,864	47,579,309	46,565,439	46,189,468	46,042,552

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in thousands)
Assets:
Cash and due from banks	$93,226	$63,640	$60,787	$62,695	$62,578
Interest-earning deposits in other banks	195,050	85,385	55,134	49,732	37,424
Investment securities:
Available for sale securities, at fair value	2,409,326	2,269,046	2,120,803	2,102,711	2,046,488
Federal Home Loan Bank and other bank stock, at cost	66,414	58,184	56,881	61,838	68,372
Total investment securities	2,475,740	2,327,230	2,177,684	2,164,549	2,114,860
Loans held for sale	2,323	4,167	12,736	13,503	24,145
Loans:
New loans	8,219,145	7,976,251	7,661,385	7,164,480	6,900,380
Acquired loans	702,428	728,141	316,399	333,725	351,021
Allowance for loan losses	(50,570)	(49,213)	(47,145)	(44,291)	(41,334)
Loans, net	8,871,003	8,655,179	7,930,639	7,453,914	7,210,067
Premises and equipment, net	42,075	39,424	36,144	35,741	36,111
Other real estate owned	11,159	14,072	14,906	17,599	18,540
Goodwill and other intangible assets	147,113	147,738	84,872	85,127	85,383
Deferred tax assets, net	38,914	34,933	27,043	51,521	50,612
Bank-owned life insurance	213,982	212,925	201,069	199,672	198,250
Other assets	101,714	77,420	76,065	95,279	63,422
Total assets	$12,192,299	$11,662,113	$10,677,079	$10,229,332	$9,901,392
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$1,530,718	$1,478,837	$1,236,685	$1,242,562	$1,135,922
Interest-bearing	4,642,679	4,770,265	4,830,525	4,486,085	4,489,554
Total transaction accounts	6,173,397	6,249,102	6,067,210	5,728,647	5,625,476
Time deposits	3,684,788	3,237,174	2,606,717	2,377,446	2,069,714
Total deposits	9,858,185	9,486,276	8,673,927	8,106,093	7,695,190
Borrowings	860,377	753,921	749,113	874,222	1,019,494
Other liabilities	136,806	117,774	74,867	92,944	69,430
Total liabilities	10,855,368	10,357,971	9,497,907	9,073,259	8,784,114
Stockholders’ Equity:
Class A common stock	49	49	47	46	46
Additional paid-in capital	1,037,437	1,034,687	933,960	924,462	916,360
Retained earnings	395,752	353,019	313,645	294,681	262,521
Accumulated other comprehensive income (loss)	(18,934)	(6,240)	8,893	14,257	15,724
Treasury stock, at cost	(77,373)	(77,373)	(77,373)	(77,373)	(77,373)
Total stockholders’ equity	1,336,931	1,304,142	1,179,172	1,156,073	1,117,278
Total liabilities and stockholders’ equity	$12,192,299	$11,662,113	$10,677,079	$10,229,332	$9,901,392

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Key Metrics
(Unaudited)
	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Performance Ratios:
Interest rate spread	2.90%	2.87%	2.85%	2.90%	2.92%
Net interest margin	3.25%	3.18%	3.13%	3.17%	3.16%
Return on average assets	1.46%	1.48%	0.72%	1.28%	1.47%
Return on average equity	12.98%	13.24%	6.41%	11.21%	12.95%
Efficiency ratio (company level)	41.06%	43.47%	41.78%	41.54%	43.33%
Average interest-earning assets to average interest-bearing liabilities	125.24%	124.25%	125.00%	124.57%	123.38%
Loans receivable to deposits	90.50%	91.76%	91.97%	92.50%	94.23%
Yield on interest-earning assets	4.32%	4.14%	4.02%	3.99%	3.93%
Cost of interest-bearing liabilities	1.42%	1.27%	1.17%	1.09%	1.01%
Asset and Credit Quality Ratios - Total loans:
Nonperforming loans to loans receivable	0.21%	0.19%	0.21%	0.28%	0.22%
Nonperforming assets to total assets	0.24%	0.26%	0.29%	0.38%	0.35%
ALL to nonperforming assets	169.85%	161.18%	150.41%	114.60%	120.11%
ALL to total gross loans	0.57%	0.57%	0.59%	0.59%	0.57%
Asset and Credit Quality Ratios - New Loans:
Nonperforming new loans to new loans receivable	0.06%	0.04%	0.04%	0.05%	0.02%
New loan ALL to total gross new loans	0.58%	0.58%	0.58%	0.57%	0.55%
Asset and Credit Quality Ratios - Acquired Loans:
Nonperforming acquired loans to acquired loans receivable	1.99%	1.83%	4.15%	5.23%	4.05%
Acquired loan ALL to total gross acquired loans	0.39%	0.42%	0.95%	1.01%	1.06%
Capital Ratios (Company):
Average equity to average total assets	11.2%	11.2%	11.3%	11.4%	11.3%
Tangible average equity to tangible average assets (1)	10.1%	10.3%	10.6%	10.6%	10.5%
Tangible common equity ratio (1)	9.9%	10.0%	10.3%	10.6%	10.5%
Tier 1 leverage ratio	10.3%	10.7%	10.5%	10.6%	10.6%
Tier 1 risk-based capital ratio	11.6%	11.6%	11.9%	12.2%	12.3%
Total risk-based capital ratio	12.1%	12.2%	12.4%	12.7%	12.9%
Capital Ratios (Bank):
Average equity to average total assets	10.0%	10.0%	10.1%	10.2%	10.1%
Tangible common equity ratio	9.0%	9.1%	9.0%	9.3%	9.3%
Tier 1 leverage ratio	9.4%	9.7%	9.2%	9.4%	9.3%
Tier 1 risk-based capital ratio	10.6%	10.5%	10.4%	10.8%	10.9%
Total risk-based capital ratio	11.1%	11.1%	11.0%	11.4%	11.4%

(1) See Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Loan Composition
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Dollars in thousands)
New Loans:
Commercial real estate	$2,361,475	$2,168,606	$2,103,788	$1,934,246	$1,811,977
Owner-occupied commercial real estate	1,119,816	1,074,076	987,781	933,439	856,050
1-4 single family residential	2,226,835	2,232,791	2,185,362	2,126,006	2,133,883
Construction, land and development	708,497	732,551	684,462	682,354	706,866
Home equity loans and lines of credit	60,888	61,856	59,636	52,945	47,686
Total real estate loans	$6,477,511	$6,269,880	$6,021,029	$5,728,990	$5,556,462
Commercial and industrial	1,737,485	1,701,651	1,634,372	1,431,445	1,339,591
Consumer	4,149	4,720	5,984	4,045	4,327
Total new loans	$8,219,145	$7,976,251	$7,661,385	$7,164,480	$6,900,380

Acquired ASC 310-30 Loans:
Commercial real estate	$137,591	$138,853	$104,335	$111,416	$120,781
1-4 single family residential	33,532	35,264	27,513	28,044	28,792
Construction, land and development	29,860	31,188	13,167	13,791	15,060
Home equity loans and lines of credit	-	202	-	-	-
Total real estate loans	$200,983	$205,507	$145,015	$153,251	$164,633
Commercial and industrial	19,972	22,434	12,631	13,145	13,612
Consumer	1,289	1,373	1,423	1,447	1,478
Total acquired ASC 310-30 loans	$222,244	$229,314	$159,069	$167,843	$179,723

Acquired Non-ASC 310-30 Loans:
Commercial real estate	$106,523	$111,294	$37,736	$37,896	$38,043
Owner-occupied commercial real estate	79,203	82,534	16,100	18,097	18,266
1-4 single family residential	155,792	164,188	57,695	60,374	62,485
Construction, land and development	33,121	32,413	5,889	5,890	5,890
Home equity loans and lines of credit	42,000	42,435	34,589	38,007	40,809
Total real estate loans	$416,639	$432,864	$152,009	$160,264	$165,493
Commercial and industrial	47,307	47,760	5,062	5,284	5,499
Consumer	16,238	18,203	259	334	306
Total Acquired Non-ASC 310-30 Loans	480,184	498,827	157,330	165,882	171,298
Total loans	$8,921,573	$8,704,392	$7,977,784	$7,498,205	$7,251,401

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Deposit Composition
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Dollars in thousands)

Noninterest-bearing demand deposits	$1,530,718	$1,478,837	$1,236,685	$1,242,562	$1,135,922
Interest-bearing demand deposits	1,498,421	1,375,820	1,454,097	1,232,116	1,117,280
Interest-bearing NOW accounts	440,896	474,737	363,191	368,796	401,845
Savings and money market accounts	2,703,362	2,919,708	3,013,237	2,885,173	2,970,429
Time deposits	3,684,788	3,237,174	2,606,717	2,377,446	2,069,714
Total deposits	$9,858,185	$9,486,276	$8,673,927	$8,106,093	$7,695,190

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Quarterly Average Balances and Yields
(Unaudited)

	Three Months Ended June 30,			Three Months Ended March 31,
	2018			2018
	Average Balance (1)	Interest/ Expense (2)	Annualized Yield/Rate(3)	Average Balance (1)	Interest/ Expense (2)	Annualized Yield/Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$76,323	$367	1.93%	$60,702	$237	1.58%
New loans (4)	8,036,916	87,594	4.31%	7,755,641	80,344	4.14%
Acquired loans (4)(5)	711,663	11,155	6.27%	455,649	7,122	6.25%
Investment securities	2,396,679	23,443	3.87%	2,205,548	20,854	3.78%
Total interest-earning assets	11,221,581	122,559	4.32%	10,477,540	108,557	4.14%
Non-earning assets:
Noninterest-earning assets	539,358			484,864
Total assets	$11,760,939			$10,962,404
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,356,018	$4,107	1.21%	$1,413,175	$3,841	1.10%
Interest-bearing NOW accounts	474,313	1,253	1.06%	446,304	977	0.89%
Savings and money market accounts	2,761,374	8,647	1.26%	2,995,900	8,369	1.13%
Time deposits (6)	3,425,429	14,441	1.69%	2,824,322	10,462	1.50%
FHLB advances and other borrowings (6)	943,033	3,292	1.38%	753,009	2,725	1.45%
Total interest-bearing liabilities	$8,960,167	$31,740	1.42%	$8,432,710	$26,374	1.27%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	$1,415,899			$1,252,912
Other liabilities	64,627			48,382
Stockholders’ equity	1,320,246			1,228,400
Total liabilities and stockholders’ equity	$11,760,939			$10,962,404
Net interest income		$90,819			$82,183
Net interest spread			2.90%			2.87%
Net interest margin			3.25%			3.18%

(1) Average balances presented are derived from daily average balances.
(2) Interest income is presented on an actual basis and does not include taxable equivalent adjustments.
(3) Average rates are presented on an annualized basis.
(4) Includes loans on nonaccrual status.
(5) Net of allowance for loan losses.
(6) Interest expense includes the impact from premium amortization.

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Quarterly Average Balances and Yields
(Unaudited)

	Three Months Ended June 30,
	2018			2017
	Average Balance (1)	Interest/ Expense (2)	Annualized Yield/Rate(3)	Average Balance (1)	Interest/ Expense (2)	Annualized Yield/Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$76,323	$367	1.93%	$51,078	$136	1.07%
New loans (4)	8,036,916	87,594	4.31%	6,695,380	64,575	3.82%
Acquired loans (4)(5)	711,663	11,155	6.27%	355,721	6,941	7.80%
Investment securities	2,396,679	23,443	3.87%	2,025,060	18,921	3.70%
Total interest-earning assets	11,221,581	122,559	4.32%	9,127,239	90,573	3.93%
Non-earning assets:
Noninterest-earning assets	539,358			475,115
Total assets	$11,760,939			$9,602,354
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,356,018	$4,107	1.21%	$1,073,823	$2,289	0.85%
Interest-bearing NOW accounts	474,313	1,253	1.06%	419,774	637	0.61%
Savings and money market accounts	2,761,374	8,647	1.26%	3,071,859	6,857	0.90%
Time deposits (6)	3,425,429	14,441	1.69%	2,007,097	5,842	1.17%
FHLB advances and other borrowings (6)	943,033	3,292	1.38%	825,154	3,061	1.47%
Total interest-bearing liabilities	$8,960,167	$31,740	1.42%	$7,397,707	$18,686	1.01%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	$1,415,899			$1,070,311
Other liabilities	64,627			47,782
Stockholders’ equity	1,320,246			1,086,554
Total liabilities and stockholders’ equity	$11,760,939			$9,602,354
Net interest income		$90,819			$71,887
Net interest spread			2.90%			2.92%
Net interest margin			3.25%			3.16%

(1) Average balances presented are derived from daily average balances.
(2) Interest income is presented on an actual basis and does not include taxable equivalent adjustments.
(3) Average rates are presented on an annualized basis.
(4) Includes loans on nonaccrual status.
(5) Net of allowance for loan losses.
(6) Interest expense includes the impact from premium amortization.

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Average Balances and Yields
(Unaudited)

	Six months ended June 30,
	2018			2017
	Average Balance (1)	Interest/ Expense (2)	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense (2)	Annualized Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$68,556	$604	1.78%	$42,581	$208	0.99%
New loans (4)	7,897,056	167,937	4.23%	6,519,909	123,266	3.76%
Acquired loans (4)(5)	584,363	18,278	6.26%	361,978	14,839	8.20%
Investment securities	2,301,641	44,297	3.83%	2,005,679	37,482	3.72%
Total interest-earning assets	10,851,616	231,116	4.24%	8,930,147	175,795	3.92%
Non-earning assets:
Noninterest-earning assets	512,261			470,392
Total assets	$11,363,877			$9,400,539
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,384,438	$7,948	1.16%	$1,043,672	$4,000	0.77%
Interest-bearing NOW accounts	460,386	2,231	0.98%	412,171	1,111	0.54%
Savings and money market accounts	2,877,989	17,015	1.19%	2,932,682	11,973	0.82%
Time deposits (6)	3,126,536	24,903	1.61%	2,078,413	12,059	1.17%
FHLB advances and other borrowings (6)	848,546	6,017	1.41%	834,489	5,095	1.21%
Total interest-bearing liabilities	$8,697,895	$58,114	1.35%	$7,301,427	$34,238	0.94%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	$1,334,856			$1,008,247
Other liabilities	56,549			39,970
Stockholders’ equity	1,274,577			1,050,895
Total liabilities and stockholders’ equity	$11,363,877			$9,400,539
Net interest income		$173,002			$141,557
Net interest spread			2.89%			2.98%
Net interest margin			3.21%			3.20%

(1) Average balances presented are derived from daily average balances.
(2) Interest income is presented on an actual basis and does not include taxable equivalent adjustments.
(3) Average rates are presented on an annualized basis.
(4) Includes loans on nonaccrual status.
(5) Net of allowance for loan losses.
(6) Interest expense includes the impact from premium amortization.

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in thousands)

Net Income	$42,734	$40,099	$18,964	$32,160	$35,081

Pre-tax Adjustments:
Noninterest income:
Less: Gain (loss) on investment securities	116	(1,404)	211	690	255
Noninterest expense:
Salaries and employee benefits	2,031	826	115	51	223
Occupancy and equipment	436	3	-	-	-
Loan and other real estate related expenses	-	-	-	-	-
Professional services	9	911	148	-	-
Data processing and network fees	4	539	-	-	-
Regulatory assessments and insurance	-	-	-	-	-
Amortization of intangibles	-	-	-	-	-
Other operating expenses	207	277	65	125	21
Taxes:
Tax Effect of adjustments (1)	646	(3,398)	16,212	2,541	(2,534)
Adjusted Net Income	$45,951	$40,661	$35,293	$34,187	$32,536

Average assets	$11,760,939	$10,962,404	$10,382,043	$9,971,003	$9,602,354
ROA (2)	1.46%	1.48%	0.72%	1.28%	1.47%
Adjusted ROA (3)	1.57%	1.50%	1.35%	1.36%	1.36%

(1) Tax effected at marginal income tax rate of 25% except for non tax deductible and discreet items. Adjusted tax rate 25% for full-year 2017 and 20-23% for full-year
      2018.
(2) Return on assets: Annualized net income / average assets
(3) Adjusted return on assets: Annualized adjusted net income / average assets

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures - Adjusted Efficiency Ratio
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in thousands)

Reported: Net interest income	$90,819	$82,183	$78,114	$75,781	$71,887
FTE adjustment	543	479	1,245	1,357	1,348
Adjusted net interest income	$91,362	$82,662	$79,359	$77,138	$73,235

Reported: Noninterest income	$7,954	$7,223	$7,731	$8,425	$8,873
FTE adjustment	474	456	879	894	904
Less: Gain (loss) on investment securities	116	(1,404)	211	690	255
Adjusted noninterest income	$8,312	$9,083	$8,399	$8,629	$9,522
Reported: Noninterest expense	$40,926	$39,161	$36,119	$35,239	$35,252
Less:
Salaries and employee benefits	2,031	826	115	51	223
Occupancy and equipment	436	3	-	-	-
Loan and other real estate related expenses	-	-	-	-	-
Professional services	9	911	148	-	-
Data processing and network fees	4	539	-	-	-
Regulatory assessments and insurance	-	-	-	-	-
Amortization of intangibles	-	-	-	-	-
Other operating expenses	207	277	65	125	21
Adjusted noninterest expense	$38,239	$36,605	$35,791	$35,063	$35,008
Efficiency ratio (1)	41.06%	43.47%	41.78%	41.54%	43.33%
Adjusted efficiency ratio (2)	37.99%	39.58%	40.49%	40.58%	41.99%

(1) Efficiency ratio: Noninterest expense less amortization of intangibles / (noninterest income + net interest income)
(2) Adjusted efficiency ratio: Adjusted noninterest expense less amortization of intangibles / (adjusted noninterest income + adjusted net interest income)

FCB FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures - Tangible Book Value Per Share
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Dollars in thousands, except share and per share data)

Total assets	$12,192,299	$11,662,113	$10,677,079	$10,229,332	$9,901,392
Less:
Goodwill and other intangible assets	147,113	147,738	84,872	85,127	85,383
Tangible assets	$12,045,186	$11,514,375	$10,592,207	$10,144,205	$9,816,009
Total stockholders’ equity	$1,336,931	$1,304,142	$1,179,172	$1,156,073	$1,117,278
Less:
Goodwill and other intangible assets	147,113	147,738	84,872	85,127	85,383
Tangible stockholders’ equity	$1,189,818	$1,156,404	$1,094,300	$1,070,946	$1,031,895
Shares outstanding	46,765,902	46,620,627	44,380,580	43,728,302	43,208,418
Tangible book value per share	$25.44	$24.80	$24.66	$24.49	$23.88
Average assets	$11,760,939	$10,962,404	$10,382,043	$9,971,003	$9,602,354
Average equity	1,320,246	1,228,400	1,173,488	1,137,834	1,086,554
Average goodwill and other intangible assets	147,525	105,988	84,996	85,257	85,511
Tangible average equity to tangible average assets	10.1%	10.3%	10.6%	10.6%	10.5%
Tangible common equity ratio	9.9%	10.0%	10.3%	10.6%	10.5%

For questions please contact:
Matthew Paluch
305-668-5420
IR@fcb1923.com